BUSINESS COMBINATION AGREEMENT

THIS AGREEMENT is made as of November 9, 2010, among ecoTECH Energy Group (Canada) Inc., a corporation incorporated under the Canada Business Corporation Act (the “ecoTECH”), Sea 2 Sky Corporation, a corporation incorporated under the laws of the State of Nevada (“SSKY”) and 7697112 Canada Corp., a corporation incorporated under the Canada Business Corporation Act (“Subco”) (each a “Party” and collectively, the “Parties”).

WHEREAS:

A.                    ecoTECH is a private company incorporated under the laws of the Canadian Business Corporation Act;

B.                    SSKY incorporated under the laws of the State of Nevada whose common stock is quoted on the Over the Counter Bulletin Board under the symbol “SSKY.OB”;

C.                    Subco is a corporation wholly owned by SSKY incorporated under the laws of the Canadian Business Corporation Act;

D.                    ecoTECH and SSKY propose to combine the business and assets of ecoTECH with those of SSKY; and

E.                    the Parties intend to carry out the proposed business combination by way of a statutory amalgamation under the provisions of the Act and related transaction steps;

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties covenant and agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1 Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings, respectively:

(a)	“1933 Act” mean the United States Securities Exchange Act of 1933;

(b)	“1934 Act” means the United States Securities Exchange Act of 1934;

(c)	“Act” means the Canada Business Corporations Act as the same has been and may hereafter from time to time be amended;

(d)	“Affiliate” has the meaning ascribed thereto in the Act;

(e)	“Agreement”, “this Agreement”, “herein”, “hereto”, and “hereof” and similar expressions refer to this Agreement, as the same may be amended or supplemented from time to time;

(f)	“Amalco” means the amalgamated corporation resulting from the Amalgamation;

(g)	“Amalco Shares” means the common shares in the share capital of Amalco, all of which will be beneficially owned by SSKY;

(h)	“Amalgamation” means the amalgamation of ecoTECH and Subco pursuant to the applicable provisions of the Act;

(i)	“Amalgamation Agreement” means the agreement among ecoTECH, SSKY and Subco in respect of the Amalgamation, to be substantially in the form attached as Schedule “A” to this Agreement;

(j)	“Articles” means the articles of Amalco;

(k)
“Amalgamation Application” means the amalgamation application as contemplated by the Act, which application will included the following:  (A) Amalgamation Agreement; (B) Articles of Amalgamation; and (C) the documents required by Sections 19 (notice of registered office in Canada) and 106 (notice of directors);

(l)	“Business Day” means any day excepting a Saturday or Sunday or a day recognized as a holiday;

(m)	“Business Combination” means the series of transactions, as detailed in this Agreement, through which the businesses of ecoTECH and SSKY will be combined, including the Amalgamation;

(n)	“Completion Deadline” means November 12, 2010 or such later date as may be agreed between the Parties in writing;

(o)	“Director” means the Director appointed under Section 260 of the Act;

(p)	“Documents” means collectively, this Agreement and the Amalgamation Agreement;

(q)	“ecoTECH Shares” means common shares in the capital of ecoTECH;

(r)	“ecoTECH Shareholder” means a registered holder of ecoTECH Shares, from time to time, and “ecoTECH Shareholders” means all such holders;

(s)	“Effective Date” means the date of the filing of the Amalgamation Application with the Director;

(t)	“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date;

(u)	“GAAP” means generally accepted accounting principles;

(v)	“in writing” means written information including documents, files, software, records and books made available, delivered or produced to one Party by or on behalf of the other Party;

(w)	“material fact” has the meaning ascribed thereto in the Securities Act (British Columbia) as the same has been and may hereafter from time to time be modified;

(x)	“Party” means each of ecoTECH, SSKY, and Subco;

(y)
“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Government Authority, syndicate or other entity, whether or not having legal status;

(z)
“Personnel Obligations” means any obligations or liabilities of a Party or any of its Subsidiaries to pay any amount to its or their officers, directors, employees and consultants, other than for salary, bonuses under its or their existing bonus arrangements and directors’ fees in the ordinary course, in each case in amounts consistent with historic practices and obligations or liabilities in respect of insurance or indemnification contemplated by this Agreement or arising in the ordinary and usual course of business and, without limiting the generality of the foregoing, Personnel Obligations shall include the obligations of such Party or any of its Subsidiaries to directors, officers, employees and consultants:

(i)	for payments on or in connection with any change in control of such Party pursuant to any change in control agreements, policies or arrangements, including the payments specified herein; and

(ii)	for any special incentive bonus payments and commitments;

(aa)
“Regulatory Approval” means any approval, consent, waiver, permit, order or exemption from any Government Authority having jurisdiction or authority over any Party or the Subsidiary of any Party which is required or advisable to be obtained in order to permit the Business Combination to be effected and “Regulatory Approvals” means all such approvals, consents, waivers, permits, orders or exemptions;

(bb)	“Resulting Issuer” means SSKY upon completion of the Business Combination;

(cc)	”SEC” means the Securities and Exchange Commission;

(dd)	“Securities Authorities” means the Securities regulatory authorities having jurisdiction over SSKY;

(ee)	“Subco”, means 0894628 B.C. LTD, a corporation incorporated under the Act;

(ff)	“Subco Shares” means the common shares in the capital of Subco;

(gg)	“Subsidiary” has the meaning ascribed thereto in the Act;

(hh)	“SSKY” means Sea 2 Sky Corporation., a corporation incorporated under the laws of the State of Nevada;

(ii)	“SSKY Shareholder” means a registered holder of SSKY Shares, from time to time, and “SSKY Shareholders” means all of such holders;

(jj)	“SSKY Shares” means the common shares in the capital of SSKY;

Section 1.2 Singular, Plural, etc.

Words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders.

Section 1.3 Deemed Currency

In the absence of a specific designation of any currency any undescribed dollar amount herein shall be deemed to refer to Canadian dollars.

Section 1.4 Headings, etc.

The division of this Agreement into Articles and Sections, the provision of a table of contents hereto and the insertion of the recitals and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement to Articles and Sections refer to Articles and Sections of and to this Agreement in which such reference is made.

Section 1.5 Date for any Action

In the event that any date on which any action is required to be taken hereunder by any of the Parties hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

Section 1.6 Governing Law

This Agreement shall be governed by and interpreted in accordance with the Laws of the Province of British Columbia and the Laws of Canada applicable therein.

Section 1.7 Attornment

The Parties hereby irrevocably and unconditionally consent to and submit to the courts of the Province of British Columbia for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document by single registered mail to the addresses of the Parties set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against either Party in such court. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of British Columbia and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

ARTICLE 2
THE BUSINESS COMBINATION

Section 2.1 Business Combination Steps

ecoTECH and SSKY agree to effect the combination of their respective businesses and assets by way of a “three-cornered amalgamation” between a wholly-owned subsidiary of SSKY (“Subco”) and ecoTECH (the “Amalgamation”). When completed, SSKY will become the “Resulting Issuer” with the name “ecoTECH Energy Group, Inc.” or such other similar name as may be accepted by the relevant regulatory authorities and approved by the board of directors of SSKY. Each Party hereby agrees that as soon as reasonably practicable after the date hereof or at such other time as is specifically indicated below in this Section 2.1, and subject to the terms and conditions of this Agreement, it shall take the following steps indicated for it:

(a)
ecoTECH shall either (i) call and convene a meeting of the ecoTECH Shareholders or (ii) distribute a resolution (which resolution shall waive notice and attendance at a meeting) to be signed by all of the ecoTECH Shaeholders for the purpose of approving the Amalgamation described in this Agreement and the Amalgamation Agreement (the “ecoTECH Shareholder Approval”);

(b)
ecoTECH and Subco hereby agree to amalgamate by way of statutory amalgamation under the Act on the terms and subject to the conditions contained in this Agreement and the Amalgamation Agreement, and SSKY hereby covenants and agrees to issue SSKY Shares required to be issued in connection with the Amalgamation;

(c)	The Parties shall cause the Amalgamation Application to be filed to effect the Amalgamation. Under the Amalgamation:

(i)	ecoTECH and Subco will amalgamate under the provisions of the Act and continue as “ecoTECH Energy Group (Canada) Inc.” (“Amalco”);

(ii)
Holders of outstanding ecoTECH Shares shall receive one (1) SSKY Share for each one (1) Share held (such ratio being the “Exchange Ratio”), and each such SSKY Share, after giving completion of the Business Combination, is herein called a “Resulting Issuer Share”;

(iii)
Each ecoTECH Share held by an ecoTECH Shareholder who has validly exercised such Shareholder’s rights of dissent pursuant to Section 2.2(g) and which rights of dissent remain valid immediately prior to the Effective Time shall be cancelled and become an entitlement to be paid the fair value of such Dissenter Shares (as defined below) shall cease to have any rights as a ecoTECH Shareholder other than the right to be paid the fair value of each ecoTECH Share by Amalco in accordance with Section 2.2(g).

(iv)	Each outstanding Subco Share will be exchanged for one (1) Amalco Share;

(v)	As consideration for the issuance of SSKY Shares to effect the Amalgamation, Amalco will issue to SSKY one (1) Amalco Share for each SSKY Share so issued;

(vi)
All of the property and assets of each of ecoTECH and Subco will be the property and assets of Amalco and Amalco will be liable for all of the liabilities and obligations of each of ecoTECH and Subco; and

(vii)
The articles of incorporation and bylaws of Subco, as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws of Amalco until thereafter changed or amended as provided therein or by the Act.

(viii)	Amalco will be a wholly-owned subsidiary of SSKY;

(f)
As soon as practicable after the Effective Date, in accordance with Section 2.4 below, the Resulting Issuer shall issue certificates representing the appropriate number of the Resulting Issuer Shares to the former ecoTECH Shareholders. No fractional Resulting Issuer Shares will be delivered to any ecoTECH Shareholder otherwise entitled thereto.  In lieu of any fractional Resulting Issuer Shares, a shareholder otherwise entitled to a fractional interest in a Resulting Issuer Share shall receive the nearest whole number of Resulting Issuers Shares as applicable (with fractions equal to exactly 0.5 being rounded up); and

(g)
Dissenters Rights.  Notwithstanding anything in this Agreement to the contrary, ecoTECH Shares (“Dissenter Shares”) that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands payment for such Dissenter Shares pursuant to, and who complies in all respects with, Sections 190 et. seq. of the Act (the “Dissenter Rights”) shall not be exchanged for SSKY Shares as provided in Section 2.1(c), but rather the holders of Dissenter Shares shall be entitled to payment for such Dissenter Shares in accordance with the Dissenter Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment under the Dissenter Rights, then the right of such holder to be paid in accordance with the Dissenter Rights shall cease and such Dissenter Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, SSKY Shares as provided in Section 2.1(c).  ecoTECH shall serve prompt notice to SSKY of any written notice of intent to demand payment, or any written demand for payment, received by ecoTECH in respect of any ecoTECH Shares, and SSKY shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, ecoTECH shall not, without the prior written consent of SSKY, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

(h)
The Parties shall take any other action and do anything, including the execution of any other agreements, documents or instruments that are necessary or useful to give effect to the Business Combination.

Section 2.2 Implementation Covenants

(a)
Preparation of Documentation. ecoTECH and SSKY shall each prepare documentation required in connection with the ecoTECH Shareholder Approval, and deliver such documentation to ecoTECH Shareholders (and ecoTECH).

(b)
Preparation of Filings. ecoTECH and SSKY shall cooperate in the preparation of any application for the orders and the preparation of any other documents and taking of all actions reasonably deemed by ecoTECH or SSKY to be necessary to discharge their respective obligations under applicable Laws in connection with the Business Combination and all other matters contemplated in the Documents.

(c)
Amalgamation Agreement, etc. The Parties hereby acknowledge that the Amalgamation Agreement shall be substantially in the form attached as Schedule “A”. Subco shall, subject to the terms and conditions of this Agreement and subject to and following the receipt of all Regulatory Approvals, deliver to ecoTECH the duly executed Amalgamation Application and related documents which will be filed by ecoTECH with the Director.

Section 2.3 Board of Directors

Each of the Parties hereby agrees that upon completion of the Business Combination, the board of directors of the Resulting Issuer shall consist of the following persons: Colin V. Hall, Erik Odeen, Terry J. Ferguson, John Matthews, and Anne Sanders.

Section 2.4 Exchange of Certificates

(a)
Exchange Agent.  Indeglia & Carney shall serve as Exchange Agent (the “Exchange Agent”) for payment of SSKY Shares pursuant to Section 2.1(c) upon surrender of certificates representing ecoTECH Shares.  Promptly following the Effective Time, SSKY shall reserve and/or deposit with the Exchange Agent, for the benefit of the holders of ecoTECH Shares, for exchange in accordance with this Article II, through the Exchange Agent: certificates representing the number of shares of SSKY Shares issuable and pursuant to Section 2.1(c) in exchange for outstanding ecoTECH Shares.  The Exchange Agent shall, pursuant to irrevocable instructions, deliver SSKY Shares contemplated to be issued pursuant to Section 2.1(c).

(b)
Exchange Procedures.  As soon as reasonably practicable after the Effective Time, each holder of record of a certificate or certificates (the “Certificates”) that, immediately prior to the Effective Time, represented outstanding ecoTECH Shares whose shares were converted into the right to receive SSKY Shares pursuant to Section 2.1(c) shall surrender such holder’s Certificate for cancellation to ecoTECH and/or the Exchange Agent (or to such other agent or agents as may be appointed by SSKY) together with a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to SSKY and shall be in such form and have such other provisions as SSKY may reasonably specify), duly executed, and such other documents as may reasonably be required by SSKY or the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefore the holder’s that number of SSKY Shares pursuant to the Exchange Ratio, and the Certificate so surrendered shall forthwith be canceled.  Thereafter, such holder shall be treated as a holder of SSKY Shares for purposes of voting or quorum for any meeting of the stockholders of SSKY.  In the event of a transfer of ownership of ecoTECH Shares that is not registered in the transfer records of ecoTECH, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of SSKY that such tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender SSKY Shares into which ecoTECH Shares theretofore represented by such Certificate have been converted pursuant to Section 2.1(c).  No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(c)
Restricted Securities.  SSKY Shares (i) shall not be registered under the 1933 Act or any state securities laws, (ii) will be offered and sold in reliance upon exemptions provided in the 1933 Act and state securities laws for transactions not involving any public offering, and (iii) therefore, shall constitute “restricted securities” within the meaning of the 1933 Act and cannot be resold or transferred unless they are subsequently registered under the 1933 Act and such applicable state securities laws or unless an exemption from such registration is available.

(d)
Investor Certificates.  On or before the Closing Date, each of the ecoTECH Shareholders shall execute and deliver an Investor Representation Certificate and Lock-Up Agreement, in the form attached hereto as Schedule “B” (the “Investor Certificate”), which contains certain representations designed to confirm the availability to SSKY of the exemption from registration under either Regulation S or Rule 506 of the 1933 Act in connection with the issuance of SSKY Shares pursuant to this Agreement.  Notwithstanding anything to the contrary in this Agreement, in the event that any ecoTECH Shareholder (a “Defaulting Shareholder”) is unable or fails to execute and deliver an Investor Certificate in favor of SSKY, or SSKY has a reasonable basis to believe that the representations of such ecoTECH Shareholder in the Investor Certificate are not true and correct in any material respects, then SSKY may in its sole and absolute discretion refuse to issue SSKY Shares allocable to the Defaulting Shareholder.

(e)
No Further Ownership Rights in ecoTECH Shares.  SSKY Shares paid and/or issued in accordance with the terms of this Article II upon conversion of any ecoTECH Shares shall be deemed to have been paid and/or issued in full satisfaction of all rights pertaining to such ecoTECH Shares, subject, however, to Amalco’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by ecoTECH on such ecoTECH Shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of Amalco of ecoTECH Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificates formerly representing ecoTECHShares are presented to Amalco or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(f)
Income Tax Treatment.  It is intended by the parties hereto that the Business Combination qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meanings of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations promulgated under the Code.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of ecoTECH

ecoTECH hereby represents and warrants to SSKY and Subco, and acknowledges that SSKY and Subco are relying upon such representations and warranties, that, except as set forth on Schedule “3.1” attached hereto (the “ecoTECH Disclosure Letter”):

(a)
Organization, Standing and Power.  ecoTECH is a corporation duly incorporated, properly organized, and validly existing under the laws of Canadian Business Corporation Act and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on ecoTECH, a material adverse effect on the ability of ecoTECH to perform its obligations under this Agreement or on the ability of ecoTECH to consummate the Transactions (a “ecoTECH Material Adverse Effect”).  ecoTECH is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a ecoTECH Material Adverse Effect.  ecoTECH has delivered to SSKY true and complete copies of ecoTECH’s articles of incorporation and bylaws, each as amended to the date of this Agreement (the “ecoTECH Constituent Instruments”).

(b)	ecoTECH Subsidiaries. ecoTECH does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

(c)	Capital Structure.

(i)
ecoTECH is authorized to issue an unlimited amount of shares of ecoTECH Class A Shares and an unlimited amount of ecoTECH’s Class B Shares.  As of the date of this Agreement, (A) 110,606,239 shares of ecoTECH Class A Shares are issued and outstanding, (B) no shares of ecoTECH Class B Shares are issued and outstanding, and (C) no shares of ecoTECH Common Stock are subject to outstanding and unexercised options (“ecoTECH Options”).  Since the date of this Agreement ecoTECH has not issued any shares of ecoTECH Class A Shares or ecoTECH Class B Shares.  All outstanding capital shares of ecoTECH are duly authorized, fully paid, nonassessable and were offered, issued and sold in compliance with the securities laws regulations, rules, rulings, policies, procedures and other instruments  of the province of British Columbia (the “Canadian Securities Laws”) and all other applicable securities laws, in distributions exempt from the prospectus and registration requirements of such securities laws, and all notices and filings in respect of such distributions have been made by ecoTECH within the time periods and in the manner required by applicable securities laws.  ecoTECH is not under any obligation to register or to qualify by filing a prospectus, nor, has it agreed to grant registration or qualification rights, with respect to any of its presently outstanding securities or securities which may hereafter be issued, under the Act or Canadian Securities Laws, as applicable, or the securities laws of any other jurisdiction.  None of the outstanding capital shares of ecoTECH are subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right or any Contract to which ecoTECH is a party or otherwise bound.  There are no bonds, debentures, notes or other indebtedness of ecoTECH having the right to vote (or convertible into, or exchangeable for, capital shares having the right to vote) on any matters on which holders of ecoTECH Shares may vote (“Voting ecoTECH Debt”).

(ii)
Except as set forth in ecoTECH Disclosure Letter, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which ecoTECH is a party or by which it is bound (i) obligating ecoTECH to issue, deliver or sell, or cause to be issued, delivered or sold, additional capital shares or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital shares or other equity interest in, ecoTECH or any Voting ecoTECH Debt, (ii) obligating ecoTECH to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital shares of ecoTECH.  As of the date of this Agreement, there are no outstanding contractual obligations of ecoTECH to repurchase, redeem or otherwise acquire any shares of capital stock of ecoTECH.

(d)
Authority; Execution and Delivery; Enforceability.  ecoTECH has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery by ecoTECH of this Agreement and the consummation by ecoTECH of the Transactions have been duly authorized and approved by the Board of Directors of ecoTECH and no other corporate proceedings on the part of ecoTECH are necessary to authorize this Agreement and the Transactions.  When executed and delivered, this Agreement will be enforceable against ecoTECH in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equity principles related to or limiting creditors’ rights generally and by general principals of equity.

(e)	No Conflicts; Consents.

(i)
The execution and delivery by ecoTECH of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of ecoTECH under, any provision of (i) ecoTECH Constituent Instruments, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (“Contract”) to which ecoTECH is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in (i), any material judgment, order or decree (“Judgment”) or material Law applicable to ecoTECH or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a ecoTECH Material Adverse Effect.

(ii)
Except for required filings with the Securities and Exchange Commission (the “SEC”), pursuant to the Canadian Securities Laws and applicable “Blue Sky” or state securities commissions, no material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to ecoTECH in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

(f)	Taxes.

(i)
ecoTECH is not a non-resident of Canada for the purposes of the Income Tax Act (Canada). ecoTECH does not have any liability, obligation or commitment, actual or contingent for the payment of income taxes, corporation taxes, goods and services taxes, value added taxes, sales taxes or any other taxes, duties or imposts of any kind other than as disclosed in ecoTECH Financial Statements (as defined in Section 3.1(o)), except as such as have arisen in the ordinary course of Business consistent with past practice. Except as set out in Section 3.1(f) of the Disclosure Schedule, ecoTECH has duly prepared and timely filed, or will cause to be timely filed, all Tax Returns required to be filed by it. All such Tax Returns, and all materials accompanying such Tax Returns, are true, correct and complete in all material respects and contain accurate disclosure. ecoTECH has paid all taxes which are due and payable by it on or prior to the date hereof, and all governmental or municipal charges or levies, penalties, interest and fines in respect of such taxes due and payable by it on or prior to the date hereof. To the extent required, adequate provisions have been made for all such taxes, charges, levies, penalties, interest and fines payable for the current year for which Tax Returns are not yet filed. There is no action, suit, proceeding, investigation or claim pending or, to the knowledge of ecoTECH, threatened, against ecoTECH in respect of taxes, governmental or municipal charges, levies or assessment, nor are there any matters under discussion with any Governmental Entity relating to taxes, governmental or municipal charges, levies or assessment asserted by any such authority. ecoTECH has withheld from each payment made to any of its officers, directors, employees, shareholders, creditors or other Persons, all amounts which it is required by law to withhold or deduct, including without limitation income tax, federal or provincial pension and medical plan contributions, employment insurance and other deductions, and has duly remitted all amounts so withheld or deducted to the proper recipients thereof within the time periods and in the manner required by such laws. ecoTECH is a Canadian controlled private corporation as defined in the Income Tax Act (Canada). ecoTECH is properly registered and licensed for the purposes of paying, collecting or remitting all applicable taxes relating to its business. ecoTECH has properly applied for and filed, claims for all tax refunds or rebates to which it is entitled, including without limitation, any goods and services tax rebates. ecoTECH has not filed any waiver for any taxation year under the Income Tax Act (Canada) or any other legislation imposing tax on ecoTECH. ecoTECH has not filed or been party to any election pursuant to Section 85 of the Income Tax Act (Canada) or the corresponding provisions of any provincial statute. ecoTECH has not at any time benefited from a forgiveness of debt or entered into any transaction or arrangement (including conversion of debt into shares of its share capital) which could have resulted in the application of Section 80 of the Income Tax Act (Canada).

(ii)
ecoTECH is eligible to apply and has applied for Refundable Investment Tax Credits with respect to research and development activities within the meaning of the Income Tax Act (Canada) in respect of the year ended December 31, 2005.

(iii)	ecoTECH is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax.

For purposes of this Section 3.1(f):

“Tax Legislation” means collectively, the Income Tax Act (Canada), the Internal Revenue Code (United States), and all federal, provincial, state, municipal, county, territorial or other tax statutes including all treaties, conventions, case law, interpretation bulletins, circulars and releases, rules, regulations, orders and decrees of any jurisdiction.

“Tax Return” means all reports, returns and other documents required to be filed under the provisions of the Tax Legislation and any tax forms required to be filed, whether in connection with a tax return or not, under any provisions of any applicable Tax Legislation.

(g)
Benefit Plans.  Except as listed in Section 3.1(g) of ecoTECH Disclosure Schedule, ecoTECH has not, and is not, subject to any present or future obligation or liability under any pension plan, deferred compensation plan, retirement income plan, stock option or stock purchase plan, profit sharing plan, bonus plan or policy, employee group insurance plan, hospitalization plan, disability plan or other employee benefit plan, program, policy or practice, formal or informal, with respect to any of the employees of the business, other than the Canada Pension Plan and other similar plans established pursuant to statute. Section 3.1(g) of ecoTECH Disclosure Schedule contains a description of the general policies, procedures and work-related rules in effect with respect to employees of ecoTECH’s business, whether written or oral, including but not limited to policies regarding holidays, sick leave, vacation, disability and death benefits, termination and severance pay, automobile allowances and rights to company-provided automobiles and expense reimbursements. (The plans, programs, policies, practices and procedures listed in Section 3.1(g) of ecoTECH Disclosure Schedule are collectively called the “ecoTECH Benefit Plans”). Complete and correct copies of all documentation establishing or relating to ecoTECH Benefit Plans or, where such ecoTECH Benefit Plans are oral commitments, written summaries of the terms thereof, if any, have been made available to SSKY.

(i)
ecoTECH has no retirement, pension or deferred compensation plan or arrangement for the benefit of employees or former employees of ecoTECH and makes no such payments to any employees or former employees of ecoTECH.

(ii)
ecoTECH has satisfied all material obligations regarding any ecoTECH Benefit Plan; there are no outstanding defaults or violations by ecoTECH under any such ecoTECH Benefit Plan or, to ecoTECH’s knowledge, by any other party thereto. There are no outstanding actions, suits or claims against or involving ecoTECH relating to any ecoTECH Benefit Plan or the assets of any of such ecoTECH Benefit Plans, except for the payment of benefits thereunder in the ordinary course of administration as such payments come due. There are no pending claims by any employee covered under ecoTECH Benefit Plans or by any other person which allege a breach of fiduciary duties or violation of governing law or which may result in liability to the employer and, to the best of the knowledge of ecoTECH, there is no basis for such a claim.

(iii)	The terms of all such ecoTECH Benefit Plans are in compliance with applicable laws and regulations.

(h)
Litigation.  There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting ecoTECH or any of its properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (“Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or ecoTECH Shares or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a ecoTECH Material Adverse Effect.  ecoTECH, nor, to ecoTECH’s knowledge, any director, officer or manager thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

(i)
Compliance with Applicable Laws.  ecoTECH is in compliance with all applicable Laws, including those relating to occupational, health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a ecoTECH Material Adverse Effect.  ecoTECH has not received any written communication during the past two years from a Governmental Entity that alleges that ecoTECH is not in compliance in any material respect with any applicable Law.

(j)
Brokers.  No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of ecoTECH.

(k)
Contracts.  Except as disclosed in the Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of ecoTECH taken as a whole, ecoTECH is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under by ecoTECH) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a ecoTECH Material Adverse Effect.

(l)
Title to Properties.  ecoTECH does not own any real property.  ecoTECH has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which ecoTECH has leasehold interests, are free and clear of all Liens except for Liens that, in the aggregate, do not and will not materially interfere with the ability of ecoTECH to conduct business as currently conducted.

(m)
Intellectual Property.  ecoTECH owns, or is validly licensed or otherwise has the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, “Intellectual Property Rights”) which are material to the conduct of the business of ecoTECH taken as a whole.  ecoTECH Disclosure Letter sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of ecoTECH taken as a whole.  There are no claims pending or, to the knowledge of ecoTECH, threatened that ecoTECH is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.  To the actual knowledge of the officers, directors and managers of ecoTECH, no person is infringing the rights of ecoTECH with respect to any Intellectual Property Right.

(n)	Labor Matters. Except as set out in Section 3.1(n) of ecoTECH Disclosure Schedule, ecoTECH is not a party to and is not bound by any:

(i)
Contract for the employment of any employee, officer, consultant or agent, except for contracts of indefinite hire terminable by ecoTECH without cause on reasonable notice in accordance with applicable law; or

(ii)
Contract with any labour union or employee association, and ecoTECH has not conducted negotiations with respect to any such future contracts or commitments and there are no current or, to the knowledge of ecoTECH after appropriate enquiry, threatened attempts to organize or establish any labour union or employee association with respect to ecoTECH.

(iii)
Section 3.1(n) of the Disclosure Schedule, contains a complete list of all permanent and full-time employees of ecoTECH, their salaries and wage rates, bonus arrangements, benefits, positions and length of service.

(iv)
There is no work stoppage or other concerted action, grievance or dispute existing or, to the best of the knowledge of ecoTECH after appropriate enquiry, threatened against ecoTECH. There are no complaints against ecoTECH before any employment standards branch or tribunal or human rights tribunal, nor, to the best of the knowledge of ecoTECH, are there any threatened complaints or any occurrence which might lead to a complaint under any human rights legislation or employment standards legislation. There are no outstanding decisions or settlements or pending settlements under applicable employment standards legislation which place any obligation upon ecoTECH to do or refrain from doing any act. ecoTECH is currently in full compliance with all workers’ compensation, occupational health and safety and similar legislation, including payment in full of all amounts owing thereunder, and there are no pending claims or outstanding orders against either of them under applicable workers’ compensation legislation, occupational health and safety or similar legislation nor has any event occurred which may give rise to any such claim.

(v)
ecoTECH has complied in all material respects with all applicable laws, rules, regulations and orders relating to employment in the business, including those relating to wages, hours, collective bargaining, occupational health and safety, employment standards, pay equity and workers’ compensation. All salaries or wages, vacation pay (including banked vacation pay), bonuses, commissions, premiums for employment insurance, pension plan, premiums, and other employee benefit payments are accurately reflected and have been accrued in the books and records of ecoTECH and no salaries or wages are owing to any employee of ecoTECH except for those salaries and wages accrued as of the date hereof at each employee’s current salary level or wage amount payable on the next scheduled pay period.

(vi)
Since the date of ecoTECH Financial Statements, ecoTECH has not paid or agreed to pay any bonus, fee, distribution, remuneration or other compensation to any Person other than as disclosed in Section 3.1(n) or Section 3.1(q) of ecoTECH Disclosure Schedule.

(vii)
To the best of the knowledge of ecoTECH, no present or former employee or independent contractor of ecoTECH has violated any term of any employment contract, non-competition or non-solicitation agreement, patent or other proprietary information agreement or similar contract with, or any fiduciary duty in favour of, a former employer of such employee or independent contractor or any other third party. ecoTECH has not received any notice from any third party alleging that such a violation has occurred. To the best of the knowledge of ecoTECH, the continued employment or engagement by ecoTECH of its present employees and independent contractors will not result in any such violation.

(o)
Financial Statements.  ecoTECH has previously delivered to SSKY its unaudited consolidated balance sheet as of June 30, 2010 and unaudited consolidated statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2009 and 2008 and for the period from inception through June 30, 2010 (collectively, the “ecoTECH Financial Statements”).  ecoTECH Financial Statements comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto.  ecoTECH Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that ecoTECH Financial Statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of ecoTECH as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, to normal, year-end audit adjustments.

(i)
Prior to the Closing, ecoTECH shall deliver to SSKY audited ecoTECH Financial Statements and an accompanying audit report prepared by an independent audit firm that is registered with the Public Company Accounting Oversight Board.  ecoTECH Financial Statements delivered pursuant to this subpart (b) shall not vary materially from ecoTECH Financial Statements delivered pursuant to subpart (a) of this Section 3.1(o) and shall otherwise comply with the requirements of subpart (a) above.

(p)
Undisclosed Liabilities.  Except as set forth in ecoTECH Financial Statements, ecoTECH does not have any material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to June 30, 2010, and (ii) obligations under Contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in ecoTECH Financial Statements, which, in both cases, individually and in the aggregate would not be reasonably expected to result in a ecoTECH Material Adverse Effect.

(q)
Transactions With Affiliates and Employees.  Except as set forth in ecoTECH Financial Statements, none of the officers, directors or managers of ecoTECH and, to the knowledge of the officers, directors and managers of ecoTECH, none of the employees of ecoTECH is presently a party to any transaction with ecoTECH (other than for services as employees, officers, directors and managers), including any Contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director, manager or such employee or, to the knowledge of the officers, directors and managers of ecoTECH, any entity in which any officer, director, manager or any such employee has a substantial interest or is an officer, director, manager, trustee or partner.

(r)
Internal Accounting Controls.  ecoTECH maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(s)
Corporate Records.  The corporate records and minute books of ecoTECH, contain complete and accurate minutes of all meetings and resolutions in lieu of a meeting, of directors and committees thereof and shareholders held since its date of formation, and all such meetings were duly called and held. The share certificate books, registers of shareholders, registers of transfers and registers of directors of ecoTECH are complete and accurate. There are no outstanding applications or filings which would alter in any way the corporate status of ecoTECH.

(t)
Environmental Matters.  The operations of ecoTECH and the property or assets of ecoTECH whether or not used in carrying on of ecoTECH’s business are not in, and have not been in, violation of any applicable laws, regulations, permits, licences, approvals, policies, guidelines or orders of any Governmental Entity relating to environmental, health or safety matters, including the release of hazardous substances. To the knowledge of ecoTECH, there are no outstanding orders, notices or similar requirements relating to ecoTECH issued by any building, environmental, fire, health, labour or police authorities or from any other federal, provincial or municipal authority which could reasonably be expected to have a material adverse effect on ecoTECH or the business and there are no matters under discussion with any such authorities relating to any such orders, notices or similar requirements.

(u)
Insurance.  All physical assets of ecoTECH have been covered by fire and other insurance with responsible insurers against such risks and in such amounts as are reasonable for prudent owners of comparable assets.

(v)
Absence of Certain Changes or Events.  Except as disclosed in ecoTECH Financial Statements, since June 30, 2010, ecoTECH has conducted its business only in the ordinary course, and during such period there has not been:

(i)
any change in the assets, liabilities, financial condition or operating results of ecoTECH, except changes in the ordinary course of business that have not caused, in the aggregate, a ecoTECH Material Adverse Effect;

(ii)	any damage, destruction or loss, whether or not covered by insurance, that would have a ecoTECH Material Adverse Effect;

(iii)	any waiver or compromise by ecoTECH of a valuable right or of a material debt owed to it;

(iv)
any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by ecoTECH, except in the ordinary course of business and the satisfaction or discharge of which would not have a ecoTECH Material Adverse Effect;

(v)	any material change to a material Contract by which ecoTECH or any of its assets is bound or subject;

(vi)
any mortgage, pledge, transfer of a security interest in, or lien, created by ecoTECH, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the ecoTECH’s ownership or use of such property or assets;

(vii)
any loans or guarantees made by ecoTECH to or for the benefit of its employees, officers or directors, or any Shareholders of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(viii)	any material alteration to ecoTECH’s method of accounting or the identity of its auditors;

(ix)	any declaration or payment of dividend or distribution of cash or other property to the Shareholders or any purchase, redemption or agreements to purchase or redeem any capital shares;

(x)	any issuance of capital shares to any officer, director, manager or affiliate; or

(xi)	any arrangement or commitment by ecoTECH to do any of the things described in this (u).

(w)
ecoTECH is not bound by or a party to any employment contracts other than as disclosed to SSKY. No current or former director, officer, shareholder, employee or independent contractor of ecoTECH or any person not dealing at arm’s length within the meaning of the Income Tax Act (Canada) with any such person is indebted to ecoTECH. To the knowledge of ecoTECH, there are no outstanding labour disputes, (whether filed or lodged with ecoTECH or any other person or organization), pending labour disruptions or pending unionization with respect to ecoTECH;

(x)
Since the date of its incorporation, ecoTECH has not, directly or indirectly, declared or paid any dividend or declared or made any other distribution on any of its shares or securities of any class, or, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares or securities or agreed to do any of the foregoing;

(y)
ecoTECH does not have any loan or other indebtedness outstanding which has been made to any of its shareholders, officers, directors or employees, past or present, or any person not dealing at “arm’s length” (as such term is defined in the Income Tax Act (Canada)); and

(z)
Disclosure.  ecoTECH’s representations and warranties set forth in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.2 Representations and Warranties of the ecoTECH Shareholders

The ecoTECH Shareholders, severally but not jointly, represent and warrant to SSKY as set forth in their respective Investor Certificates.

Section 3.3 Representations and Warranties of SSKY

SSKY hereby represents and warrants to ecoTECH, as of the date hereof and as of the Effective Date that, except as set forth on Schedule 3.3 (the “SSKY Disclosure Letter”):and acknowledge that ecoTECH is relying upon these representations and warranties in connection with the entering into of this Agreement, as follows:

(a)
Organization, Standing and Power.  SSKY is duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on SSKY, a material adverse effect on the ability of SSKY to perform its obligations under this Agreement or on the ability of SSKY to consummate the Transactions (a “SSKY Material Adverse Effect”).  SSKY is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a SSKY Material Adverse Effect.  SSKY has delivered to ecoTECH true and complete copies of SSKY’s certificate of incorporation and bylaws, each as amended to the date of this Agreement (the “SSKY Constituent Instruments”).

(b)	Subsidiaries; Equity Interests. SSKY does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

(c)
Capital Structure.  The authorized capital stock of SSKY consists of 225,000,000 SSKY Shares.  As of November 2, 2010, (A) 80,583,239 SSKY Shares are issued and outstanding.  Since the date of this Agreement, SSKY has not issued SSKY Shares.  Except as set forth above, no shares of capital stock or other voting securities of SSKY are issued, reserved for issuance or outstanding.  All outstanding shares of the capital stock of SSKY are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right.  There are no bonds, debentures, notes or other indebtedness of SSKY having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of SSKY Shares may vote (“Voting SSKY Debt”).  Except as set forth on the SSKY Disclosure Letter, There are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which SSKY is a party or by which it is bound (i) obligating SSKY to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, SSKY or any Voting SSKY Debt, (ii) obligating SSKY to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of SSKY.  There are no outstanding contractual obligations of SSKY to repurchase, redeem or otherwise acquire any shares of capital stock of SSKY.  SSKY is not a party to any agreement granting any securityholder of SSKY the right to cause SSKY to register shares of the capital stock or other securities of SSKY held by such securityholder under the Act.  At the Effective Time, SSKY shall deliver to ecoTECH a certified stockholder list generated by its stock transfer agent which shall accurately reflect all of the issued and outstanding SSKY Shares.

(d)
Authority; Execution and Delivery; Enforceability.  The execution and delivery by SSKY of this Agreement and the consummation by SSKY of the Business Combination have been duly authorized and approved by the Board of Directors of SSKY and no other corporate proceedings on the part of SSKY are necessary to authorize this Agreement and the Business Combination. This Agreement constitutes a legal, valid and binding obligation of SSKY, enforceable against SSKY in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equity principles related to or limiting creditors’ rights generally and by general principals of equity.

(e)	No Conflicts; Consents.

(i)
The execution and delivery by SSKY of this Agreement, does not, and the consummation of the Business Combination and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of SSKY under, any provision of (i) SSKY Constituent Instruments, (ii) any material Contract to which SSKY is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in (i), any material Judgment or material Law applicable to SSKY or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a SSKY Material Adverse Effect.

(ii)
No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to SSKY in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (A) filing with the SEC of reports under Sections 13(a) of 1934 Act, and (B) the filing of a Form D with the SEC and filings under state “blue sky” laws, as may be required in connection with this Agreement and the Transactions.

(f)
Financial Statements.  SSKY has previously delivered to ecoTECH its audited balance sheets as of August 31, 2009, 2008, and 2007 and audited statements of operations, stockholders’ equity and cash flows for the fiscal years ended August 31, 2009, 2008, and 2007 and an accompanying audit report prepared by an independent audit firm that is registered with the Public Company Accounting Oversight Board (the “SSKY Audited Financial Statements”), and its unaudited balance sheet as of May 31, 2010, and its unaudited statements of operations, stockholders’ equity and cash flows as of and for the three and nine months ended May 31, 2010 and 2009 (the “SSKY Unaudited Financial Statements” and together with SSKY Audited Financial Statements, the “SSKY Financial Statements”).  SSKY Financial Statements comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto.  SSKY Financial Statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that SSKY Unaudited Financial Statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of SSKY as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject to in the case of SSKY Unaudited Financial Statements to normal, year-end audit adjustments.  SSKY Unaudited Financial Statements have been prepared and reviewed in accordance with Rule 10-01 of Regulation S-X promulgated under the 1934 Act.

(g)
SEC Documents; Undisclosed Liabilities.  SSKY has filed, in a timely manner, all reports, schedules, forms, statements and other documents required to be filed by SSKY with the SEC since August 31, 2008 pursuant to Sections 13(a) and 15(d) of the 1934 Act (“SSKY SEC Documents”).

(i)
As of its respective filing date, each SSKY SEC Document complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to such SSKY SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any SSKY SEC Document has been revised or superseded by a later filed SSKY SEC Document, none of SSKY SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)
Except as set forth in SSKY SEC Documents or SSKY Financial Statements, SSKY has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of SSKY or in the notes thereto.  SSKY Disclosure Letter sets forth all financial and contractual obligations and liabilities (including any obligations to issue capital stock or other securities of SSKY) due after the date hereof.  As of the date hereof SSKY has total liabilities of less than [$25,000], [all] of which liabilities shall be paid off at or prior to the Closing and shall in no event remain liabilities of SSKY, ecoTECH or the Shareholders following the Closing.

(h)
Absence of Certain Changes or Events.  Except as disclosed in SSKY Financial Statements or SSKY SEC Documents, since May 31, 2010, SSKY has conducted its business only in the ordinary course, and during such period there has not been:

(i)
any change in the assets, liabilities, financial condition or operating results of SSKY from that reflected in SSKY Unaudited Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a SSKY Material Adverse Effect;

(ii)	any damage, destruction or loss, whether or not covered by insurance, that would have a SSKY Material Adverse Effect

(iii)	any waiver or compromise by SSKY of a valuable right or of a material debt owed to it;

(iv)
any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by SSKY, except in the ordinary course of business and the satisfaction or discharge of which would not have a SSKY Material Adverse Effect;

(v)	any material change to a material Contract by which SSKY or any of its assets is bound or subject;

(vi)	any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(vii)	any resignation or termination of employment of any officer of SSKY;

(viii)
any mortgage, pledge, transfer of a security interest in, or lien, created by SSKY, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair SSKY’s ownership or use of such property or assets;

(ix)
any loans or guarantees made by SSKY to or for the benefit of its employees, officers or directors, or any Shareholders of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(x)
any declaration, setting aside or payment or other distribution in respect of any of SSKY’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by SSKY;

(xi)	any alteration of SSKY’s method of accounting or the identity of its auditors;

(xii)	any issuance of equity securities to any officer, director or affiliate, except pursuant to existing SSKY stock option plans; or

(xiii)	any arrangement or commitment by SSKY to do any of the things described in this Section 3.3(h).

(i)	Taxes

(i)
SSKY has timely filed, has caused to be timely filed on its behalf, or has qualified for an extension for filing, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a SSKY Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a SSKY Material Adverse Effect.

(ii)
The most recent financial statements contained in SSKY Unaudited Financial Statements reflect an adequate reserve for all Taxes payable by SSKY (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against SSKY, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a SSKY Material Adverse Effect.

(iii)	There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of SSKY. SSKY is not bound by any agreement with respect to Taxes

For purposes of this Section 3.3(f):

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

(j)
Benefit Plans.  SSKY does not have any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of SSKY (collectively, “SSKY Benefit Plans”).  There are no employment, consulting, indemnification, severance or termination agreements or arrangements between SSKY and any current or former employee, officer or director of SSKY, nor does SSKY have any general severance plan or policy.

(k)
ERISA Compliance; Excess Parachute Payments.  SSKY does not, and since its inception never has, maintained, or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other SSKY Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of SSKY.

(l)
Litigation.  There is no Action which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or SSKY Shares or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a SSKY Material Adverse Effect.  Neither SSKY nor any subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

(m)
Compliance with Applicable Laws.  SSKY is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a SSKY Material Adverse Effect.  SSKY has not received any written communication during the past two years from a Governmental Entity that alleges that SSKY is not in compliance in any material respect with any applicable Law.

(n)
Contracts.  There are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of SSKY taken as a whole.  SSKY is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a SSKY Material Adverse Effect.

(o)
Title to Properties.  SSKY has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which SSKY has leasehold interests, are free and clear of all Liens other than those set forth in SSKY Disclosure Letter and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of SSKY to conduct business as currently conducted.  SSKY has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.  SSKY enjoys peaceful and undisturbed possession under all such material leases.

(p)
Intellectual Property.  SSKY owns, or is validly licensed or otherwise has the right to use, all Intellectual Property Rights which are material to the conduct of the business of SSKY taken as a whole.  SSKY Disclosure Letter sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of SSKY taken as a whole.  No claims are pending or, to the knowledge of SSKY, threatened that SSKY is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.  To the knowledge of SSKY, no person is infringing the rights of SSKY with respect to any Intellectual Property Right.

(q)
Labor Matters.  There are no collective bargaining or other labor union agreements to which SSKY is a party or by which it is bound.  No material labor dispute exists or, to the knowledge of SSKY, is imminent with respect to any of the employees of SSKY.

(r)
Market Makers.  SSKY has at least two market makers for the shares of SSKY Common Stock and such market makers have obtained all permits and made all filings necessary in order for such market makers to continue as market makers of SSKY.

(s)
With Affiliates and Employees.  Except as set forth in SSKY Disclosure Letter, none of the officers or directors of SSKY and, to the knowledge of SSKY, none of the employees of SSKY is presently a party to any transaction with SSKY (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of SSKY, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

(t)
Internal Accounting Controls.  SSKY maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  SSKY has established disclosure controls and procedures for SSKY and designed such disclosure controls and procedures to ensure that material information relating to SSKY is made known to the officers by others within those entities.  SSKY’s officers have evaluated the effectiveness of SSKY’s controls and procedures.  Since September 30, 2007, there have been no significant changes in SSKY’s internal controls or, to SSKY’s knowledge, in other factors that could significantly affect SSKY’s internal controls.

(u)
Solvency.  Based on the financial condition of SSKY as of the Effective Time (and assuming that the Closing shall have occurred), (i) SSKY’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of SSKY’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) SSKY’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by SSKY, and projected capital requirements and capital availability thereof, and (iii) the current cash flow of SSKY, together with the proceeds SSKY would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  SSKY does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

(v)
Application of Takeover Protections.  SSKY has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under SSKY Constituent Instruments or the laws of the State of Nevada that is or could become applicable to the Shareholders as a result of the Shareholders and SSKY fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of SSKY Shares and the Shareholder’s ownership of SSKY Shares.

(w)
No Additional Agreements.  SSKY does not have any agreement or understanding with any Shareholder with respect to the transactions contemplated by this Agreement other than as specified in this Agreement.

(x)
Investment Company.  SSKY is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(y)
Disclosure.  All disclosure provided to ecoTECH and the Shareholders regarding SSKY, its business and the transactions contemplated hereby, furnished by or on behalf of SSKY (including SSKY’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(z)
Certain Registration Matters.  Except as specified in SSKY Disclosure Letter, SSKY has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of SSKY registered with the SEC or any other governmental authority that have not been satisfied.

(aa)
Listing and Maintenance Requirements.  SSKY is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of SSKY Common Stock on the trading market on which SSKY Common Stock is currently listed or quoted.  The issuance and sale of SSKY Shares under this Agreement does not contravene the rules and regulations of the trading market on which SSKY Common Stock is currently listed or quoted, and no approval of the stockholders of SSKY is required for SSKY to issue and deliver to the Shareholders the Shares contemplated by this Agreement.

(bb)
No Undisclosed Events, Liabilities, Developments or Circumstances.  No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to SSKY, its subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by SSKY under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by SSKY of SSKY Shares and which has not been publicly announced or disclosed in writing to ecoTECH.

(cc)
Foreign Corrupt Practices.  Neither SSKY, nor, to SSKY’s knowledge, any director, officer, agent, employee or other person acting on behalf of SSKY has, in the course of its actions for, or on behalf of, SSKY (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(i)
SSKY is not aware of any pending or contemplated change to any applicable Law or governmental position that would materially affect the business of SSKY and Subco taken as a whole or the legal environments under which SSKY and Subco operate; and

(ii)
No representation, warranty or statement of SSKY or Subco in the Documents contains or will contain at the Effective Time any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

Section 3.4 Representations and Warranties of Subco

Subco hereby represents and warrants to ecoTECH as follows:

(g)
Organization, Standing and Power.  Subco is a corporation duly incorporated, properly organized, and validly existing under the laws of Canadian Business Corporation Act and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Subco, a material adverse effect on the ability of Subco to perform its obligations under this Agreement or on the ability of Subco to consummate the transactions contemplated under this Agreement (a “Subco Material Adverse Effect”).  Subco is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Subco Material Adverse Effect.  Subco has delivered to ecoTech true and complete copies of Subco’s articles of incorporation and bylaws, each as amended to the date of this Agreement (the “Subco Constituent Instruments”).

(h)	Subco Subsidiaries. Subco does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

(i)
Capital Structure.  Subco is authorized to issue an unlimited amount of shares of common stock.  As of the date of this Agreement, 100 shares of Subco common stock are issued and outstanding and held by SSKY.

(j)
Authority; Execution and Delivery; Enforceability.  Subco has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery by Subco of this Agreement and the consummation by Subco of the Transactions have been duly authorized and approved by the Board of Directors of Subco and no other corporate proceedings on the part of Subco are necessary to authorize this Agreement and the Transactions.  When executed and delivered, this Agreement will be enforceable against Subco in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equity principles related to or limiting creditors’ rights generally and by general principals of equity.

(k)
No Conflicts; Consents.  The execution and delivery by Subco of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Subco under, any provision of the Subco Constituent Instruments.

ARTICLE 4
CONDUCT OF BUSINESS

Section 4.1 Conduct of Business by the Parties

Except as required by Law or is otherwise expressly permitted or specifically contemplated by this Agreement, each of the Parties covenants and agrees that, during the period from the date of this Agreement until the earlier of either the Effective Time or the time that this Agreement is terminated by its terms, unless each of the other Parties shall otherwise agree in writing:

(a)
it shall, and shall cause its Subsidiaries to conduct business in, and not take any action except in, the usual and ordinary course of business and consistent with past practice, and it shall and shall cause its Subsidiaries to use all commercially reasonable efforts to maintain and preserve its business organization, assets, employees and advantageous business relationships;

(b)	other than as contemplated by this Agreement, it shall not directly or indirectly do or permit to occur any of the following:

(i)	amend its Constituent Documents;

(ii)
declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of its shares owned by any Person other than the inter-corporate loans and advances;

(iii)
issue, grant, sell or pledge or agree to issue, grant, sell or pledge any shares, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire shares other than as required under the Documents;

(iv)	redeem, purchase or otherwise acquire any of its outstanding shares or other securities including, without limitation, under an issuer bid;

(v)	split, combine or reclassify any of its shares other than as contemplated herein;

(vi)	adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of itself or any of its Subsidiaries;

(vii)	reduce its stated capital; or

(viii)	enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing, except as permitted above;

(c)
it and its Subsidiaries shall not, other than in the ordinary course of business and consistent with past practice, or as required or contemplated by this Agreement, without prior consultation with and the consent of the other Parties, directly or indirectly do any of the following:

(i)	sell, pledge, dispose of or encumber any assets other than as contemplated herein;

(ii)
acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof, or make any investment either by purchase of shares or securities, contributions of capital or property transfer;

(iii)	acquire any material assets;

(iv)
incur any indebtedness for borrowed money other than pursuant to existing facilities other than as contemplated by this Agreement, or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances, other than the Personnel Obligations and fees payable to legal and accounting advisors in the ordinary course and fees payable to legal, accounting, engineering and financial advisors in connection with the matters and the Business Combination contemplated by this Agreement;

(v)	authorize, recommend or propose any release or relinquishment of any material contractual right;

(vi)
waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material license, lease, contract, production sharing agreement, government land concession or other material document;

(vii)	enter into or terminate any hedges, swaps or other similar financial instruments or business combination;

(viii)	enter into any agreements with its directors or officers or their respective Affiliates other than as shall be approved by the other parties hereto; or

(ix)	authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

(d)
from the date hereof, it will not, without prior consultation with and the consent of the other Parties, enter into new commitments of a capital expenditure nature or incur any new contingent liabilities other than (i) ordinary course expenditures, (ii) expenditures required by Law, (iii) expenditures made in connection with the Business Combination contemplated in this Agreement, and (iv) capital expenditures required to prevent the occurrence of a Material Adverse Effect;

(e)
notwithstanding, for greater certainty, Section 4.1(c), in no case shall it or any its Subsidiaries create any new Personnel Obligations and, except for payment of the existing Personnel Obligations (from which the applicable Party shall make appropriate withholdings as required by applicable tax Laws), no Party nor any Party’s Subsidiaries shall grant to any officer or director an increase in compensation in any form, grant any general salary increase other than in accordance with the requirements of any existing collective bargaining or union contracts, grant to any other employee any increase in compensation in any form other than routine increases in the ordinary course of business consistent with past practices, make any loan to any officer or director, or take any action with respect to the grant of any severance or termination pay arising from the Business Combination or a change of any Party or the entering into of any employment agreement with, any senior officer or director, or with respect to any increase of benefits payable under its current severance or termination pay policies; and

(f)
neither it nor any of its Subsidiaries shall adopt or amend or make any contribution to any bonus, profit sharing, option, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangements for the benefit of employees, except as is necessary to comply with the Law or with respect to existing provisions of any such plans, programs, arrangements or agreements without the consent of the other Parties.

ARTICLE 5
COVENANTS

Section 5.1 Recommendation of Amalgamation by ecoTECH

The board of directors of ecoTECH shall recommend to the ecoTECH Shareholders the approval of the Amalgamation and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to SSKY such recommendation or take any action or make any statement in connection with the the obtaining of ecoTECH Shareholder Approval that is inconsistent with such recommendation.

Section 5.2 Waiver of Notice of Subco Shareholder Meeting and Resolution in Lieu of Meeting by SSKY

SSKY, as sole shareholder of Subco, shall waive notice of and its attendance at a meeting of the shareholders of Subco to approve the Amalgamation and shall sign a resolution in writing of the sole shareholder of Subco approving the Amalgamation.

Section 5.3 Representations and Warranties

(a)
ecoTECH covenants and agrees that from the date hereof until the termination of this Agreement it shall not take any action, or fail to take any action, which would or may reasonably be expected to result in the representations and warranties set out in Section 3.1 being untrue in any material respect.

(b)
Each of SSKY and Subco covenants and agrees that, from the date hereof until the termination of this Agreement it shall not take any action, or fail to take any action, which would or may reasonably be expected to result in the representations and warranties set out in Sections 3.3 and 3.4 being untrue in any material respect.

Section 5.4 Notice of Material Change

(a)	From the date hereof until the termination of this Agreement, each Party shall promptly notify the other Parties in writing of:

(i)
any material change (actual, anticipated, contemplated or, to the knowledge of such Party or any of its Subsidiaries, threatened, financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of such Party and its Subsidiaries, taken as whole;

(ii)
any change in the facts relating to any representation or warranty set out in Section 3.1, Section 3.3 or Section 3.4 hereof, as applicable, which change is or may be of such a nature as to render any such representation or warranty misleading or untrue in a material respect; or

(iii)	any material fact which arises and which would have been required to be stated herein had the fact arisen on or prior to the date of this Agreement.

(b)
Each of the Parties shall in good faith discuss with the other any change in circumstances (actual, anticipated, contemplated or, to its knowledge threatened, financial or otherwise) which is of such a nature that there may be a reasonable question as to whether notice need to be given to the other pursuant to this section.

Section 5.5 Non-Solicitation

None of the Parties shall solicit any offers to purchase its shares or assets and neither of SSKY nor ecoTECH will initiate or encourage any discussions or negotiations with any third party with respect to such a transaction or amalgamation, merger, take-over, plan of arrangement or similar transaction during the period commencing on the date hereof and ending on the termination of this Agreement. The Parties shall immediately cease and cause to be terminated any existing discussions or negotiations with any other party related to any of the foregoing. In the event any of the Parties is approached in respect of any such transaction, it shall immediately notify the other.

Section 5.6 Covenants

(a)
Compliance with Securities Laws.  SSKY shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws or Canadian Securities Law in connection with the issuance of SSKY Shares in connection with this Agreement.

(b)
Public Announcements.  SSKY and ecoTECH will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

(c)	Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

(d)
Continued Efforts.  Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Effective Date.

(e)
Exclusivity.  SSKY shall not (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of SSKY, or any assets of SSKY (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (iii) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby.  SSKY shall notify ecoTECH immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

(f)
Filing of Form 8-K and Press Release.  SSKY shall file, within four business days of the Effective Time, a current report on Form 8-K (“Super 8-K”) and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other disclosure regarding the Transactions and including the requisite audited consolidated financial statements of ecoTECH and Form 10 disclosure regarding ecoTECH.  In addition, SSKY shall issue a press release prior to 9:30 a.m. (New York Time) on the business day following the Effective Time, announcing the closing of the transaction.

(g)
Furnishing of Information.  As long as any Shareholder owns Resulting Issuer Shares, SSKY covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by SSKY after the date hereof pursuant to either the 1934 Act or as may be required in Section 5 of BC Instrument 51-109.  As long as any Shareholder owns Resulting Issuer Shares, if SSKY is not required to file reports pursuant to such laws, it will prepare and furnish to the Shareholders and make publicly available in accordance with Rule 144 promulgated by the SEC pursuant to the Act, such information as is required for each Shareholder to sell SSKY Shares under Rule 144.  SSKY further covenants that it will take such further action as any holder of SSKY Shares may reasonably request, all to the extent required from time to time to enable such person to sell SSKY Shares without registration under the Act within the limitation of the exemptions provided by Rule 144.

(h)
Access.  Each Party shall permit representatives of the other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

(i)
Preservation of Business.  From the date of this Agreement until the Effective Time, each of ecoTECH and SSKY shall operate only in the ordinary and usual course of business consistent with past practice (provided, however, that SSKY shall not issue any securities without the prior written consent of ecoTECH), and shall use reasonable commercial efforts to (a) preserve intact its respective business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its respective business, and (c) not permit any action or omission which would cause any of its respective representations or warranties contained herein to become inaccurate or any of its respective covenants to be breached in any material respect.

(j)	Directors and Officers.

(i)	SSKY shall take all necessary corporate action to:

(a)	appoint the executive officers of SSKY set forth on Schedule 5.6(j) to be effective as of the Effective Time, and

(b)	to elect those persons set forth on Schedule 5.6(j) to the Board of Directors of SSKY, to be effective as of the Effective Time, and

(ii)
Any executive officer or director of Resulting Issuer at the Effective Time must, concurrent with the Closing, provide complete executed copies of BC Form 51-509F3—Personal Information Form and Authorization of Indirect Collection, Use and Disclosure of Personal Information.

Section 5.7 Other Covenants

Each of the Parties covenants and agrees that it shall:

(a)	use all commercially reasonable efforts to consummate the Business Combination and all matters described herein, subject only to the terms and conditions hereof and thereof;

(b)	use all commercially reasonable efforts to obtain all appropriate Regulatory Approvals;

(c)
not take any action or permit any of its Subsidiaries to take any action that would render, or may reasonably be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Effective Date or termination of this Agreement, whichever is first;

(d)
not split, consolidate or reclassify any of its outstanding securities, nor declare, set aside or pay any dividends on or make any other distributions on or in respect of its outstanding securities; and

(e)
not, other than in connection with the Business Combination, reorganize, amalgamate or merge with any other person, nor acquire by amalgamating, merging or consolidating with, purchasing a majority of the voting securities or substantially all of the assets of or otherwise, any business or Person which acquisition or other transaction would reasonably be expected to prevent or materially delay the Business Combination contemplated hereby.

ARTICLE 6
MUTUAL COVENANTS

Section 6.1 Other Filings

The Parties shall, as promptly as practicable hereafter, prepare and file all filings required under any securities Laws, or any other applicable Laws relating to the Business Combination contemplated hereby.

Section 6.2 Additional Agreements

Subject to the terms and conditions of this Agreement and subject to fiduciary obligations under applicable Laws, each of the Parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Business Combination contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts:

(a)	to obtain all necessary waivers, consents and approvals from other Parties to material agreements, leases and other contracts or agreements;

(b)	to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Business Combination contemplated hereby;

(c)	to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the Business Combination contemplated hereby;

(d)	to effect all necessary registrations and other filings;

(e)	to effect all necessary registrations and other filings and submissions of information requested by Governmental Authorities; and

(f)	to fulfill all conditions and satisfy all provisions of this Agreement.

For purposes of the foregoing, the obligation to use “commercially reasonable efforts” to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to a materially adverse modification of the terms of such documents or to prepay or incur additional material obligations to such other Parties.

Section 6.3 Deliveries of SSKY

At or prior to the Effective Time, SSKY shall deliver:

(a)	to ecoTECH, a copy of this Agreement executed by SSKY and Subco;

(b)	to ecoTECH, a copy of the Amalgamation Agreement, executed by SSKY and Subco;

(c)
to ecoTECH, a certificate from SSKY, signed by its Chief Executive Officer certifying that (i) the attached copies of SSKY Constituent Instruments and resolutions of the Board of Directors of SSKY approving the Agreement and the Transactions, are all true, complete and correct and remain in full force and effect; (ii) SSKY’s representations and covenants referred to in Section 7.2(a) are accurate as of the Closing; (iii) the attached resolutions of the Board of Directors of SSKY electing the directors and appointing the executive officers as discussed in Section 5.6(j) are all true, complete and correct and remain in full force and effect and (iv) Subco meets the requirements set forth in Section 185 of the Act in respect of the Amalgamation.

(d)	to ecoTECH, SSKY Financial Statements as set forth in Section 3.3(f).

(e)	to ecoTECH, evidence in form and substance satisfactory to ecoTECH that SSKY has total liabilities of less than $25,000,

(f)	to ecoTECH, a list of the record holders of SSKY Common stock as of the Closing Date certified to by the transfer agent for SSKY Common Stock;

(g)	to ecoTECH, a certificate of good standing of SSKY from the Nevada Secretary of State as of a recent date; and

(h)	to each ecoTECH Shareholder, certificates representing SSKY Shares to be issued to such ecoTECH Shareholder.

Section 6.4 Deliveries of ecoTECH

At or prior to the Effective Time, ecoTECH shall deliver to the SSKY:

(a)	this Agreement executed by ecoTECH;

(b)	the Amalgamation Agreement, executed by ecoTECH;

(c)	the corporate minute book, seal and stock ledger of ecoTECH;

(d)	the Amalgamation Application;

(e)	original counterparts to the Investor Certificates, duly executed by each ecoTECH Shareholder;

(f)	certified consents of the board of directors and shareholders of ecoTECH authorizing the transactions contemplated by this Agreement

(g)
a certificate from ecoTECH, signed by its Chief Executive Officer certifying that (i) the attached copies of ecoTECH Constituent Instruments and resolutions of the Board of Directors of ecoTECH approving the Agreement and the Transactions, are all true, complete and correct and remain in full force and effect; (ii) ecoTECH’s representations and covenants referred to in Section 7.2(a) are accurate as of the Effective Time:  and (iii) ecoTECH meets the requirements set forth in Section 185(2) of the Act in respect of the Amalgamation;

(h)	the audited ecoTECH Financial Statements as set forth in Section 3.15(b); and

(i)
the Certificates that immediately prior to the Effective Time represented outstanding ecoTECH Shares, whose shares were converted to receive SSKY Shares pursuant to Section 2.1(c), together with a duly executed letter of transmittal; and

(j)	a certificate of status of ecoTECH from both Canada Director, Industry of Canada and the British Columbia Ministry of Government Services as of a recent date.

ARTICLE 7
CONDITIONS

Section 7.1 Mutual Conditions Precedent

The respective obligations of the Parties hereto to complete each step of the Business Combination contemplated by this Agreement shall be subject to the satisfaction, on or before the Effective Date, of the following conditions precedent, each of which may be waived only by the mutual consent of the Parties:

(a)
each Party being satisfied with the results of a complete due diligence review of the other Parties by November 10, 2010, following which, in the absence of notice of termination, such condition is deemed to be satisfied;

(b)	there shall not be in force any order or decree restraining or enjoining the consummation of the Business Combination;

(c)	this Agreement shall not have been terminated pursuant to Article 8;

(d)	all Regulatory Approvals and corporate approvals shall have been obtained;

(e)
each Party shall not have entered into any transaction or contract which would have a material effect on the financial and operational condition, or the assets of each Party, excluding those transactions or contracts undertaken in the ordinary course of business, without first discussing and obtaining the approval of the other Parties;

(f)
the board and the shareholders of ecoTECH shall have adopted all necessary resolutions and all other necessary corporate actions shall have been taken by ecoTECH to permit the consummation of the Business Combination; and

(g)
SSKY and Subco boards shall have adopted all necessary resolutions and all other necessary corporate actions shall have been taken by SSKY and Subco to permit the consummation of the Business Combination;

If any of the above conditions shall not have been complied with or waived by the Parties on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then a Party may terminate this Agreement in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by the Party terminating the Agreement. In the event that the failure to satisfy any one or more of the above conditions precedent results from a material default by a Party of its obligations under this Agreement and if such condition (s) precedent would have been satisfied but for such default, such defaulting Party shall not rely on such failure (to satisfy one or more of the above conditions) as a basis for its own non-compliance with its obligations under this Agreement.

Section 7.2 Additional Conditions Precedent to the Obligations of ecoTECH

The obligations of ecoTECH to complete the Business Combination contemplated by this Agreement shall also be subject to the satisfaction, on or before the Effective Date, to each of the following conditions precedent (each of which is for the exclusive benefit of ecoTECH and may be waived by ecoTECH and any one or more of which, if not satisfied or waived, will relieve ecoTECH of any obligation under this Agreement):

(a)
Representations and Covenants. The representations and warranties of SSKY contained in this Agreement shall be true in all material respects on the date of this Agreement and as of the Closing Date.  All of the representations and warranties of SSKY contained in this Agreement that contain an express materiality qualification shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date. SSKY shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by SSKY on or prior to the Closing Date.  SSKY shall have delivered to the Shareholders and ecoTECH, a certificate, dated as of the Closing Date, to the foregoing effect.

(b)
Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have a SSKY Material Adverse Effect.

(c)
No Material Adverse Effect.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since May 31, 2010 which has had or is reasonably likely to cause a SSKY Material Adverse Effect.

(d)
OTC Bulletin Board.  SSKY shall have maintained its status as a company whose common stock is quoted on OTC Bulletin Board and no reason shall exist as to why such status shall not continue immediately following the Closing.

(e)	Deliveries. The deliveries specified in Section 6.3 shall have been made by SSKY.

(f)
No Suspensions of Trading in SSKY Common Stock; Listing.  Trading in SSKY Common Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding SSKY) at any time since the date of execution of this Agreement, and SSKY Common Stock shall have been at all times since such date listed for trading on a trading market.

If any of the above conditions shall not have been complied with or waived by the Parties on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then, ecoTECH may terminate this Agreement in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by ecoTECH. In the event that the failure to satisfy any one or more of the above conditions precedent results from a material default by ecoTECH of its obligations under this Agreement and if such condition(s) precedent would have been satisfied but for such default, ecoTECH shall not rely on such failure (to satisfy one or more of the above conditions) as a basis for its own non-compliance with its obligations under this Agreement.

Section 7.3 Additional Conditions Precedent to the Obligations of SSKY and Subco

The obligations of SSKY and Subco to complete each step of the Business Combination contemplated by this Agreement shall also be subject to the satisfaction, on or before the Effective Date, of each of the following conditions precedent (each of which is for the exclusive benefit of SSKY and Subco and may be waived by SSKY and Subco and any one or more of which, if not satisfied or waived, will relieve SSKY and Subco of any obligation under this Agreement):

(a)
Representations and Covenants. The representations and warranties of the Shareholders and ecoTECH contained in this Agreement shall be true in all material respects on the date of this Agreement and as of the Closing Date.  All of the representations and warranties of the Shareholders and ecoTECH contained in this Agreement that contain an express materiality qualification shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date.  The Shareholders and ecoTECH shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholders and ecoTECH on or prior to the Closing Date.  ecoTECH shall have delivered to SSKY, if requested, a certificate, dated the Closing Date, to the foregoing effect.

(b)
Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of SSKY, a ecoTECH Material Adverse Effect.

(c)
No Material Adverse Effect.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since June 30, 2010 which has had or is reasonably likely to cause a ecoTECH Material Adverse Effect.

(d)	Deliveries. The deliveries specified in Section 6.4 shall have been made by the ecoTECH Shareholders and ecoTECH, respectively.

(e)
Delivery of Audit Report and Financial Statements.  ecoTECH shall have completed the audited ecoTECH Financial Statements as set forth in (o) and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board relating to the fiscal years ended June 30, 2009 and 2008.  The form and substance of ecoTECH Audited Financial Statements shall be satisfactory to SSKY in its sole and absolute discretion.

(f)	Filing of Amalgamation Application. The Amalgamation Application shall have been filed with the Director.

(g)	No Dissenter Rights No ecoTECH Shareholder shall have exercised Dissenter Rights.

If any of the above conditions shall not have been complied with or waived by the Parties on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then, SSKY and Subco may terminate this Agreement in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by SSKY or Subco. In the event that the failure to satisfy any one or more of the above conditions precedent results from a material default by SSKY or Subco of its obligations under this Agreement and if such condition(s) precedent would have been satisfied but for such default, either Party shall rely on such failure (to satisfy one or more of the above conditions) as a basis for its own non-compliance with its obligations under this Agreement.

ARTICLE 8
TERMINATION AND AMENDMENT

Section 8.1 Termination

This Agreement may be terminated by written notice promptly given to the other Party hereto, at any time prior to the Effective Date:

(a)	by mutual agreement in writing by the Parties;

(b)	if the Effective Date has not occurred by the Completion Deadline; or

(c)	as set forth in Section 7.1, Section 7.2 and Section 7.3 of this Agreement.

Section 8.2 Effect of Termination

In the event of the termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith have no further force or effect and there shall be no obligation on the part of SSKY or ecoTECH hereunder except as set forth in Section 8.3 hereof and this Section 8.2, which provisions shall survive the termination of this Agreement. Nothing herein shall relieve any Party from liability for any breach of this Agreement.

Section 8.3 Fees and Expenses

The Parties hereto shall be responsible for the payment of their own professional fees (including but not limited to legal and accounting fees) and other expenses incurred by them in connection with this Agreement.

Section 8.4 Amendment

This Agreement may, at any time on or before the Effective Date be amended by mutual agreement between the Parties hereto. This Agreement may not be amended except by an instrument in writing signed by the appropriate officers on behalf of each of the Parties hereto.

Section 8.5 Waiver

A Party may (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive compliance with any of the other Party’s agreements or the fulfillment of any of its conditions contained herein or (iii) waive inaccuracies in another Party’s representations or warranties contained herein or in any document delivered by the other Party hereto; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

ARTICLE 9
INDEMNIFICATION

9.1           Survival of Representations and Warranties.  All representations and warranties of the Shareholders, ecoTECH in this Agreement shall survive the Closing until the eighteenth (18th) month anniversary of the Closing Date (the “Survival Date”); provided, however, that any claim for indemnification based upon a breach of any such representation or warranty and asserted prior to the Survival Date by written notice in accordance with Section 9.03 shall survive until final resolution of such claim.

9.2 Indemnification by the Parties.

(a) Indemnification by ecoTECH.  Subject to the limitations set forth in this ARTICLE 9, ecoTECH shall indemnify, defend and hold harmless SSKY from and against any expense, settlement, judgment, award, fine, penalty, or Tax (including any reasonable legal or accounting fee related thereto) (collectively “Damages”), arising out of, relating to or resulting from any breach of a representation, warranty or covenant of ecoTECH and the Shareholders contained in this Agreement.

(b) Indemnification by SSKY.  Subject to the limitations set forth in this Article 9, SSKY shall indemnify, defend and hold harmless ecoTECH from and against any Damages arising out of, relating to or resulting from any breach of a representation, warranty or covenant of SSKY contained in this Agreement.

9.3
Procedures for Indemnification.  Promptly after receipt by a party entitled to indemnification hereunder (the “Indemnitee”) of written notice of the assertion or the commencement of any proceeding by a third-party with respect to any matter referred to in Section 9.2, the Indemnitee shall give written notice thereof to the party obligated to indemnify Indemnitee (the “Indemnitor”), and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby.  A claim for indemnification for any matter not involving a third-party proceeding may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

9.4           Limitations on Indemnification.  Notwithstanding anything herein to the contrary, no party shall not be obligated to indemnify any other party or the Shareholders under this Article 9 for any amount that One Million Dollars ($1,000,000) in the aggregate (the “Indemnification Cap”) and only in the event that the aggregate of all damages exceeds Twenty Five Thousand Dollars ($25,000.00) (the “Basket”).

ARTICLE 10
GENERAL

Section 10.1 Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile or electronic mail or sent by prepaid overnight courier to the Parties at the following addresses (or at such other addresses as shall be specified by the Parties by like notice):

if to ecoTECH:

ecoTECH Energy Group (Canada) Inc.
101-26633 Gloucester Way
Langley, BC V4W 3S8
Attention:        Colin Hall

if to SSKY or Subco:

Sea to Sky Corp.
800 Fifth Street, Ste 4100
Seattle, WA 98104
Attention:        Erik Odeen

Section 10.2 Assignment

Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties hereto without the prior written consent of the other Party.

Section 10.3 Complete Agreement

This Agreement sets forth the entire understanding between the Parties hereto and supersedes all prior agreements, arrangements and communications, whether oral or written, with respect to the subject matter hereof, including but not limited to, the Letter of Intent dated May 12, 2010, as extended, between ecoTECH and SSKY. No other agreements, representations, warranties or other matters, whether oral or written, shall be deemed to bind the Parties hereto with respect to the subject matter hereof.

Section 10.4 Further Assurances

Each Party hereto shall, from time to time, and at all times hereafter, at the request of the other Party hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

Section 10.5 Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.6 Counterpart Execution

This Agreement may be executed by facsimile transmission and in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 10.7 Investigation by Parties

No investigations made by or on behalf of either Party or any of their respective authorized agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by the other Party in or pursuant to this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ECOTECH ENERGY GROUP (CANADA) INC.

By:	/s/ Colin Hall
Name: Colin Hall
Title: President

SEA 2 SKY CORP.

By:	/s/ Erik Odeen
Name: Erik Odeen
Title: President

7697112 CANADA CORP.

By:	/s/ Erik Odeen
Name: Erik Odeen
Title: Director